As filed with the Securities and Exchange Commission on September 28, 2009

Registration No. 333-133663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

TIM HORTONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

874 Sinclair Road

Oakville, Ontario, Canada, L6K 2Y1

(Address of Principal Executive Offices) (Zip Code)

TIM HORTONS INC. 2006 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full Title of the Plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

(Name and Address of Agent For Service)

(302) 658-7581

(Telephone Number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Jill E. Aebker

Associate General Counsel and Secretary

874 Sinclair Road

Oakville, Ontario, Canada, L6K 2Y1

(905) 845-6511

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-133663) (this “Registration Statement”), is filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Tim Hortons Inc., a corporation incorporated under the Canada Business Corporations Act (“New THI”), which is the successor issuer to Tim Hortons Inc., a Delaware corporation (“THI USA”), following a corporate reorganization (the “Reorganization”) that became effective on September 28, 2009. The Reorganization was effected through the merger of THI Mergeco Inc., a Delaware corporation (“THI Mergeco”), with and into THI USA with the result that THI USA became an indirect, wholly-owned subsidiary of New THI. As a result of the merger, each share of common stock, $0.001 par value per share, of THI USA outstanding immediately prior to the effective time of the merger automatically converted into a common share of New THI (“New THI Common Shares”). In addition, the preferred stock purchase rights associated with the THI USA common stock expired and one share purchase right was issued with each New THI Common Share in the merger pursuant to that certain Shareholder Rights Plan Agreement, dated as August 6, 2009, between New THI and Computershare Trust Company of Canada as rights agent. Pursuant to the Agreement and Plan of Merger, dated August 6, 2009, among THI USA, New THI and THI Mergeco, the Tim Hortons Inc. 2006 Stock Incentive Plan, as amended and restated (the “Plan”), and all outstanding awards granted thereunder, were assumed by New THI. As a result of such assumption, New THI Common Shares (including the associated share purchase rights) will henceforth be issuable under the Plan in lieu of shares of common stock (and the associated preferred share purchase rights) of THI USA. New THI expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

New THI (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	Annual Report on Form 10-K for the year ended December 28, 2008, filed by THI USA with the Commission on February 26, 2009;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, filed by THI USA with the Commission on May 8, 2009;

(c)	Quarterly Report on Form 10-Q for the quarter ended June 28, 2009, filed by THI USA with the Commission on August 6, 2009;

(d)	Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the Commission in accordance with Commission rules and regulations) filed by THI USA, or by the Registrant as successor issuer, with the Commission on February 20, 2009, May 7, 2009, June 29, 2009, August 6, 2009, September 22, 2009 and September 28, 2009; and

(e)	The description of the common stock of THI USA and the associated preferred share purchase rights, which will trade together with such common stock until the occurrence of certain events, as set forth in THI USA’s Registration Statement on Form 8-A, filed with the Commission on March 21, 2006, as amended by the Current Report on Form 8-K filed by New THI on September 28, 2009 with the Commission, as such Registration Statement may be further amended from time to time.

All documents subsequently filed by the Registrant as successor issuer pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein. The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.

The Registrant will provide without charge to each participant in the Plan, as amended and restated, upon the request of any such person, a copy of all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario L6K 2YI, Canada, Attention: Corporate Secretary, telephone number (905) 845-6511.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys of Osler, Hoskin & Harcourt LLP beneficially own an aggregate of less than one percent (1%) of the outstanding common shares of the Registrant.

Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (“CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done. The Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above.

The Registrant’s by-laws provide that, subject to the CBCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or such other entity, if the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Such individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The Registrant expects to enter into indemnification agreements with its directors, executive officers and with certain other officers and employees (including officers and employees of its subsidiaries). The indemnification agreements will generally require that the Registrant indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s association with the Registrant or another entity where he or she acts or acted as a director or officer or in a similar capacity at the Registrant’s request, if the indemnitee acted honestly and in good faith with a view to the best interests of the Registrant or other entity, as the case may be and, with respect to a criminal or administrative action or proceeding that is enforced by monetary penalty, if the indemnitee had no reasonable grounds to believe that his or her conduct was unlawful. The indemnification agreements also provide for the advancement of defence expenses by the Registrant.

In addition, the Registrant has purchased insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index attached hereto.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer and controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Niagara Falls, U.S.A., on September 28, 2009.

Tim Hortons Inc.

By:	/s/ JILL E. AEBKER
Jill E. Aebker, Associate General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DONALD B. SCHROEDER Donald B. Schroeder	Director, President and Chief Executive Officer (Principal Executive Officer)	September 28, 2009

/s/ CYNTHIA J. DEVINE Cynthia J. Devine	Chief Financial Officer (Principal Financial and Accounting Officer)	September 28, 2009

* Paul D. House	Director and Executive Chairman of the Board	September 28, 2009

M. Shan Atkins	Director

* Michael J. Endres	Director	September 28, 2009

Moya M. Greene	Director

* Frank Iacobucci	Lead Director	September 28, 2009

* John A. Lederer	Director	September 28, 2009

* David H. Lees	Director	September 28, 2009

Craig S. Miller	Director

Ronald W. Osborne	Director

* Wayne C. Sales	Director	September 28, 2009

Catherine L. Williams	Director

*By:	/s/ DONALD B. SCHROEDER
Donald B. Schroeder Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference					Filed Previously	Filed Herewith
	Exhibit Description	Form	File No.	Exhibit		Filing Date
4(a)	Articles of Incorporation of Tim Hortons Inc., as amended	8-K		3.1		09/28/2009

4(b)	By-Law No. 1 of Tim Hortons Inc.	S-4	333-160286*	3.2	(1)	08/12/2009

4(c)	Shareholder Rights Plan Agreement, dated August 6, 2009, between the Registrant and Computershare Trust Company of Canada, as Rights Agent	S-4	333-160286*	4.2	(2)	08/12/2009

5	Opinion and Consent of Osler, Hoskin & Harcourt LLP							X

23(a)	Consent of Independent Registered Public Accounting Firm							X

23(b)	Consent of Osler, Hoskin & Harcourt LLP (contained in Exhibit 5)							X

24(a)	Power of Attorney for Paul D. House, Michael J. Endres, Frank Iacobucci, David H. Lees, and Wayne C. Sales						X

24(b)	Power of Attorney for John A. Lederer							X

99(a)	Tim Hortons Inc. 2006 Stock Incentive Plan, as amended and restated	8-K		10.7		09/28/2009

*	Available under the filings of Tim Hortons Inc. (CIK No. 0001467019).
(1)	Annex C to the proxy statement/prospectus that forms a part of such registration statement.
(2)	Annex D to the proxy statement/prospectus that forms a part of such registration statement.